EXHIBIT 99.1
                            ------------
For:  Frozen Food Express Industries, Inc.    From: Mike Engleman
Listed: Nasdaq (FFEX)                               Mike Engleman/Associates
Company Contacts:                                   11308 Valleydale
          Stoney M. (Mit) Stubbs, Jr. (CEO)         Dallas, TX  75230
          F. Dixon McElwee, Jr. (CFO)               (214) 373-6464
  		(214) 630-8090


For Immediate Release
=====================
                Frozen Food Express Industries, Inc. Announces
                      Change in Accounting and Restatement

Dallas, TX -- April 1, 2002 --  Frozen Food Express Industries, Inc. (Nasdaq:
FFEX) today announced that it has retroactively changed the manner in which it accounts for a life insurance policy that it acquired in 1993. The life insurance policy, with a death benefit of at least $17.25 million, was purchased to provide the Company funds with which it could purchase a large number of shares of the Company's common stock owned by a non-employee shareholder. To the extent the Company determined that the sale of such shares in the open market by the estate would have an adverse effect on the market price of the Company's stock, the Company could use the life insurance proceeds to purchase the shares directly from the estate.
     Beginning in 1993, the Company and its independent public accountants believed that capitalizing the premium payments as an investment to purchase the shares in the future was an acceptable accounting policy. The retroactive action announced today will change the manner by which the Company accounts for the insurance policy. With this non-cash change, the Company will expense the excess of the premiums over the amount that could actually be realized by the Company under the insurance contract as of the date of the related financial statements. Accordingly, for 1999 through 2001, the restated operating income, net loss and shareholders' equity are as follows
(in millions):
                                           2001      2000      1999
Operating income (loss):                   ----      ----      ----
     As previously reported               $ 1.7     $ 1.7    $(15.2)
     As restated                            1.7       1.7     (15.2)
Net loss:
     As previously reported               $(0.6)    $(1.2)   $(12.1)
As restated                                (0.2)     (1.3)    (12.6)
Shareholders' Equity:
     As previously reported                 N/A     $82.0    $ 83.1
     As restated                          $75.0      74.4      75.5


     During 2001, the Company began accruing for the difference between the value of the policy on the Company's books (as determined by the former manner of accounting) and the amount that the Company could presently receive pursuant to the policy. As a result of the restatement, the Company recorded $340,000 in incremental expense during 2001 but the net loss incurred by the Company, after the reserve was reversed, was reduced by $481,000.
     Although this change resulted in a slight improvement to 2001's net loss, the Company expects this change to result in lower future earnings than would have been the case using the Company's former method of accounting.
     The Company stated that as a result of the change in accounting it will need additional time to finalize its annual report on Form 10-K, but expects to file the annual report with the SEC on or before April 15. Due to the delay in filing the annual report, the Company intends to reschedule the annual meeting of shareholders to May 8, 2002.
     Pending completion of the restatement and the filing of the Company's restated financial statements with the SEC, the Company's independent public accountants, Arthur Andersen LLP, has withdrawn its reports on the previously issued financial statements. Those financial statements and the reports of the independent public accountants should no longer be relied upon.
     The Company stated that it has reviewed this matter with its banks and has secured the amendments and waivers which are needed to maintain the Company's compliance with the financial requirements of its credit facility.
	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.
     This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions we made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on our current expectations and are subject to uncertainty and change.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those we expect.
     Among the key factors that are not within our control and that may have a bearing on operating results are demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described elsewhere in our filings with the Securities and Exchange Commission.